Exhibit 10.10c

CONFIDENTIAL

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made between Stereotaxis, Inc. (“Stereotaxis” or the “Company”), including its divisions, subsidiaries, parent and affiliated corporations, their successors and assigns (individually and collectively “Stereotaxis” or the “Company”), and Lou Ruggiero with Employee’s heirs, executors, administrators, successors and assigns (“Employee”).

WHEREAS, Stereotaxis and Employee (the “Parties”) entered into an Amended and Restated Employment Agreement dated on or about August 6, 2009 (said agreement and any and all related agreements and amendments collectively, the “Employment Agreement”), and desire to terminate their employment relationship effective December 31, 2009 and settle all legal rights and obligations resulting from Employee’s employment with Stereotaxis, except as set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the Parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination Date. Employee’s employment with Stereotaxis will terminate based on mutual agreement and not for Cause, effective December 31, 2009 (“Termination Date”). The Employment Agreement will remain in full force and effect until December 31, 2009 and Employee shall continue to provide services as directed by the President and CEO pursuant to the Employment Agreement.

2. Compensation. In consideration for Employee’s execution of, and subject to the terms and conditions of this Agreement and the Employment Agreement, the Parties agree as follows:

(a)	Severance. Notwithstanding anything in his Employment Agreement to the contrary, the “Severance Period” as defined in the Employment Agreement will be twelve months, commencing on January 1, 2010 and terminating on December 31, 2010. Employee will receive payments in the amount of $25,000 per month during the Severance Period, (“Severance Payments”), for a total payment of $300,000, less deductions required by law and any offsets required pursuant to Section 2(f) hereinbelow. Severance Payments will be payable in accordance with Stereotaxis’ normal payroll dates and will commence January 1, 2010. Severance Payments do not include other amounts payable or offset under this Agreement.

(b)	Vacation. Within ten (10) days after the Termination Date, Employee will be paid $12,980.81 less deductions required by law, as the full and complete payment of all remaining vacation hours and personal time earned but not used by Employee prior to the Termination Date.

(c)	Insurance. Stereotaxis will permit Employee to exercise Employee's COBRA conversion privileges as provided by law, effective January 1, 2010. Stereotaxis will pay the cost under COBRA for continuing Employee's group medical and dental insurance from January 1, 2010 through December 31, 2010 as set out in the Employment Agreement and Employee’s regular monthly contribution will be made by deduction from the severance payment. Thereafter, Employee shall be responsible to pay the cost to continue group medical insurance under COBRA.

(d)	Equity. Pursuant to the Stereotaxis 2002 Stock Incentive Plan all Employee Incentive Stock Options that have vested as of December 31, 2009 may be exercised in accordance with the Employee's Incentive Stock Option Agreements, within ninety days after the effective date of termination of employment and will expire if not exercised. In addition, shares previously provided by Stereotaxis to Employee in lieu of cash bonuses may be sold at any time.

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(e)	Bonus. Pursuant to the Stereotaxis 2009 Annual Bonus Plan approved by the Compensation Committee of the Board of Directors, Employee may be eligible for a Bonus as determined by the Compensation Committee based on the overall performance of the Company. The Bonus plan and determination of eligibility shall be the same for all senior executive employees, and the portion of any such bonus based on the performance of the Company, if awarded to senior executive employees, will be paid to Employee when paid to senior executive employees, notwithstanding Employee’s date of termination. For purposes of determining the individual performance portion of Employee’s bonus, the Employee’s award, like the individual performance portion of all senior executive employee awards, shall be based on his performance against his individual goals for 2009.

(f)	Conditions. Employee specifically acknowledges and agrees that i) the compensation and benefits described in this Section 2 are conditioned on his compliance with this Agreement and the surviving terms and conditions of the Employment Agreement; ii) medical and dental benefits described in this Section 2 will terminate upon receipt of comparable benefits from another employer; and iii) Severance Payments will be offset by the amount of $8,000 per month as the total offset for compensation Employee will receive during the Severance Period from other employers or as an independent contractor for other companies.

(g)	Entire Compensation. The Parties agree that the compensation and benefits described in this Section 2 provided to Employee by Stereotaxis represent additional compensation and benefits to which Employee would not be entitled absent the execution of this Agreement, and constitute the total compensation and benefits payable by Stereotaxis to Employee with regard to Employee’s employment by Stereotaxis and its termination, and that no other compensation, commissions, bonuses, benefits or payments of any kind will be paid other than the amounts set forth above.

3. Employment References. Stereotaxis agrees that prospective employers who seek references on behalf of Employee will be directed to Mike Kaminski, CEO and David Giffin, VP Human Resources, who shall provide references that are positive and who will confirm that Employee left the Company on amicable terms and in very high standing.

4. Expense Reimbursement. Stereotaxis agrees to reimburse Employee for all documented business expenses incurred through the Termination Date in accordance with Company policy. Such reimbursement payment shall be made to Employee within ten (10) days of submission of a final expense report.

5. Shipment of Personal Items from Office. To avoid the expense of Employee traveling to St. Louis, Stereotaxis agrees to pack, ship and insure at a collective contents value of $7,000 at the Company’s expense all of the Employee’s personal items from his St. Louis office, including artwork, photographs, clothing and personal files in the possession of his Administrative Assistant, to Employee’s home in Phoenix within ten (10) days after the execution of this Agreement.

6. Waiver and Release. Employee hereby waives and releases Stereotaxis, its subsidiaries, related, parent and affiliated corporations and business entities, their successors and assigns, and their past and present officers, directors, shareholders, employees and agents (“the Employer Released Parties”) from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, since the beginning of time through the date of this Agreement, including, but not limited to, any claim Employee may have under any agreements which Employee may have with any of the Employer Released Parties, any claims that arose as a consequence of Employee’s employment by Stereotaxis, or arising out of the termination of the employment relationship, or arising out of any acts committed or omitted during or after the existence of the employment relationship through the date of this Agreement. Such release and waiver of claims will include, but will not be limited to, those claims which were, could have been, or could be the subject of an internal grievance or appeal procedure or an

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administrative or judicial proceeding filed either by Employee or on Employee's behalf under any federal, state or local law or regulation, any claim of discrimination under any state or federal statute, regulation or ordinance including, but not limited to Titles 29 and 42 of the United States Code, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Older Worker Benefit Protection Act, the Arizona Civil Rights Act, the Missouri Human Rights Act, City of St. Louis Ordinance 6271, any other federal, state or local law, ordinance or regulation regarding employment, discrimination in employment or termination of employment, any claims for breach of contract, wrongful termination, promissory estoppel, detrimental reliance, negligent or intentional infliction of emotional distress, or any other actions at common law, in contract or tort, all claims for lost wages, bonuses, commissions, benefits, expenses, severance, service letter, re-employment, compensatory or punitive damages, attorney's fees, and all claims for any other type of legal or equitable relief. Employee further waives all rights to future employment with Stereotaxis and agrees not to apply for employment with Stereotaxis. This Release does not affect any vested rights Employee may have under any retirement or equity-related plan of Stereotaxis.

8. Covenant Not To Sue. Employee covenants not to sue or otherwise make any claims against Stereotaxis or any other party released herein with respect to any claim released pursuant to this Agreement.

9. ADEA Waiver. By execution of this document, Employee expressly waives any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (the “ADEA”).

(a)	Employee acknowledges that Employee’s waiver of rights or claims refers to rights or claims arising under the ADEA is in writing and is understood by Employee.

(b)	Employee expressly understands that by execution of this document, Employee does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed.

(c)	Employee acknowledges that the waiver of Employee’s rights or claims arising under the ADEA is in exchange for the consideration outlined in this Agreement which is above and beyond that to which Employee is entitled.

(d)	Employee acknowledges that Stereotaxis expressly advised Employee to consult an attorney of Employee's choosing prior to executing this document and that Employee has been given a period of not less than forty-five (45) days within which to consider this Agreement.

(e)	Employee acknowledges that Employee has been advised by Stereotaxis that Employee is entitled to revoke (in the event Employee executes this document) Employee’s waiver of rights or claims arising under the ADEA within seven (7) days after executing this document by notifying Stereotaxis in writing at: Stereotaxis, 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, Attn: VP of Human Resources that Employee intends to revoke this waiver and that said waiver will not and does not become effective or enforceable until the seven (7) day period has expired. Employee agrees that payment of monies due under this executed and unrevoked waiver will not be payable until the seven (7) day revocation period has expired and Employee has not revoked this waiver.

10. Confidentiality of Agreement. Employee and Stereotaxis shall keep all the terms and provisions of this Agreement and the fact and amount of consideration paid pursuant to this Agreement confidential at all times and shall not disclose them to anyone not a party to this Agreement, other than (i) to the extent disclosure is required by law or reasonably deemed necessary by Stereotaxis’ securities counsel, or (ii) to Employee’s spouse, or to a party's attorneys, accountants and tax advisors who have a need to know in order to render Employee or Stereotaxis, as applicable, professional advice or service. Each party agrees to exercise reasonable care for the protection of confidentiality by said individuals.

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11. Surviving Obligations. Employee shall not violate any surviving terms and conditions of the Employment Agreement, including without limitation his obligations in (a) through (d) below:

(a)	Employee shall not disclose or use confidential information of Employer required to be kept confidential under the Employment Agreement.

(b)	Employee shall notify prospective Employers of the surviving terms and conditions of the Employment Agreement.

(c)	Employee shall not violate any covenants of non-competition or non-solicitation throughout the Restricted Period.

(d)	Neither party shall disparage the other or make or solicit any comments, statements, or the like to the media or to any third party that may be considered to be derogatory or detrimental to the good name and/or business reputation of the other, including in the case of the Employer, its directors, officers, employees, agents, representatives and customers.

12. Return of Materials. Employee agrees to promptly return to Stereotaxis any and all electronic media files, company keys, credit cards, computers, equipment, documents, papers, records, notes, memoranda, plans, files, and other records containing information concerning Stereotaxis or its employees, customers, or operations, and any other information or materials required to be returned pursuant to the Employment Agreement. Employee may retain his laptop computer supplied by the Company, provided he shall bring it to the Company’s office in Arizona on or before December 31, 2009 in order that all Company data may be removed from the computer by the Company.

13. Construction.

(a) Nothing contained in this Agreement will be construed to require the commission of any act contrary to law or to be contrary to law, and whenever there is any conflict between any provision of this Agreement and any present or future statute, law, government regulation or ordinance contrary to which the Parties have no legal right to contract, the latter will prevail, but in such event the provisions of this Agreement affected will be curtailed and restricted only to the extent necessary to bring them within legal requirements.

(b) The existence and execution of this Agreement will not be considered, and will not be admissible in any proceeding, as an admission by Stereotaxis or anyone released hereby, of any liability, error, violation or omission.

(c) This Agreement will be governed by, and construed and interpreted according to, the laws of the State of Missouri and whenever possible, each provision herein will be interpreted in such manner as to be effective or valid under applicable law.

14. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, superseding all prior written and oral agreements or understandings between them, with the exception of any terms and conditions of the Employment Agreement that survive its termination. This Agreement may not be modified, altered or changed except by written agreement signed by the Parties hereto.

15. Acknowledgement. Employee acknowledges that the only consideration for Employee signing this Agreement are the terms stated above and that no other promise, agreement, statement or representation of any kind has been made to Employee by any person or entity to cause Employee to sign this Agreement, and that Employee a) has read this Agreement, b) has had a reasonable amount of time to consider its terms, c) is competent to execute this Agreement, d) has had an adequate opportunity to discuss this Agreement with an attorney and has done so or has voluntarily elected not to do so, d) fully understands the meaning and intent of this Agreement, and e) is voluntarily executing it of Employee’s own free will.

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AGREED TO AND ACCEPTED:

Employee

STATE OF TX	)
)
COUNTY OF Denton	)

COMES NOW Lou Ruggiero, who states to me that he has read and understands the foregoing Agreement and agrees to and accepts its terms and conditions as a free act of his own volition.

Subscribed and sworn to before me this 10 day of December 2009.

My Commission Expires: 11-10-12	Notary Public

STEREOTAXIS:

By:	Date: 12/10/09

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